Exhibit 99.1

Passage Bio Reports Second Quarter 2022 Financial Results and Provides Recent Business Highlights

●	Advanced Imagine-1 clinical trial for GM1 gangliosidosis to recruitment of final cohort, Cohort 4, in dose-ascending phase of study following recommendation by Independent Data Monitoring Committee
●	Presented encouraging longer-term clinical and biomarker data from Cohort 1 in Imagine-1 study at ASGCT; interim safety and biomarker data for Cohorts 2 and 3 expected in 2H22
●	Received IND clearance for Phase 1 clinical program of PBML04 for metachromatic leukodystrophy
●	Ended 2Q22 with strong cash position; cash on hand to fund operations into 2Q24
●	Management to host conference call today at 8:30 a.m. ET

Philadelphia, PA – August 4, 2022 – Passage Bio, Inc. (Nasdaq: PASG), a clinical-stage genetic medicines company focused on developing transformative therapies for central nervous system (CNS) disorders, today reported financial results for the second quarter ended June 30, 2022 and provided recent business highlights.

“We continue to be excited by the data emerging from our Imagine-1 program and the promise of our investigational therapy to potentially offer the first disease-modifying treatment for GM1 gangliosidosis. Our initial data have been met with enthusiasm from the clinical and patient communities, and we are thrilled to have begun recruiting patients for the final cohort in the dose-ascending phase of the trial,” said Edgar (Chip) Cale, interim chief executive officer of Passage Bio. “As we look towards the rest of the year, we remain focused on delivering several important milestones. These include reporting initial safety and biomarker data from Cohorts 2 and 3 in Imagine-1 and sharing initial data from a subset of Cohort 1 in our GALax-C trial for Krabbe disease. We also look forward to dosing the first patient in our upliFT-D trial for frontotemporal dementia. The team at Passage is driven to fulfill our vision of developing ground-breaking therapies that transform the lives of patients with CNS diseases.”

Recent Highlights

●	Advanced Imagine-1 clinical trial to recruitment of patients in final cohort, Cohort 4 (early infantile, high dose), in dose-ascending phase of study: The Independent Data Monitoring Committee reviewed interim safety data from Cohort 3 (early infantile, low dose) and recommended advancement to Cohort 4. Patient recruitment for this cohort is underway.
●	Presented encouraging longer-term clinical and biomarker data for patients with GM1 gangliosidosis in Imagine-1 study at the American Society of Gene and Cell Therapy (ASGCT) 25th Annual Meeting: In May 2022, the company presented new data showing continued and meaningful developmental improvement, as assessed by study investigators and caregivers. For the two patients in Cohort 1, safety data at 13 and seven months showed that a low dose of PBGM01 was well tolerated and had a favorable safety profile. Additionally, longer-term biomarker data for beta-galactosidase enzyme activity in cerebrospinal fluid (CSF) and serum showed functional transgene expression.
●	Received clearance of Investigational New Drug (IND) application by the U.S. Food and Drug Administration (FDA) for a Phase 1 clinical program for PBML04: In May 2022, the FDA cleared the company’s IND application for PBML04 in metachromatic leukodystrophy (MLD), a rare, pediatric, lysosomal storage disorder. PBML04 utilizes the same next-generation proprietary capsid as PBGM01 and PBKR03 to deliver, through intra-cisterna magna (ICM) administration, a functional ARSA gene into the CSF. PBML04 represents the company’s fourth program to receive IND clearance.
●	Expanded board of directors with appointment of Michael Kamarck, Ph.D.: In July 2022, the company announced the appointment of Michael Kamarck, Ph.D., to its board of directors and his appointment to the Nominating and Corporate Governance Committee. Dr. Kamarck is a seasoned biopharmaceutical executive with over forty years of experience in discovery research, process development and technical operations.

Anticipated Upcoming Milestones

●	Present interim safety and biomarker data from Cohorts 2 (late infantile, high dose) and 3 (early infantile, low dose) for Imagine-1 clinical trial for GM1 in the second half of 2022.
●	Present interim safety and biomarker data from subset of Cohort 1 for GALax-C clinical trial for Krabbe disease by year-end 2022.
●	Dose first patient in Phase 1/2 study with PBFT02 for FTD-GRN in mid-2022.

Second Quarter 2022 Financial Results

●	Cash Position: Cash, cash equivalents and marketable securities were $239.3 million as of June 30, 2022, compared to $267.1 million as of March 31, 2022. The Company expects current cash and cash equivalents to fund operations into the second quarter of 2024.
●	Research and Development (R&D) Expenses: R&D expenses were $26.8 million for the second quarter ended June 30, 2022, compared to $33.1 million for the same quarter in 2021.
●	General and Administrative (G&A) Expenses: G&A expenses were $13.0 million for the second quarter ended June 30, 2022, compared to $15.4 million for the same quarter in 2021.
●	Net Loss: Net loss was $39.5 million, or a net loss of $0.73 per basic and diluted share, for the second quarter ended June 30, 2022, compared to $48.4 million, or a net loss of $0.90 per basic and diluted share, for the same quarter in 2021.

Conference Call Details
Passage Bio will host a conference call and webcast today at 8:30 a.m. ET. To access the live conference call and webcast, please register here. A live audio webcast of the event will be available on the Investors & News section of Passage Bio’s website at investors.passagebio.com. The archived webcast will be available on Passage Bio's website approximately two hours after the completion of the event and for 30 days following the call.

About Passage Bio

Passage Bio (Nasdaq: PASG) is a clinical-stage genetic medicines company on a mission to provide life-transforming therapies for patients with CNS diseases with limited or no approved treatment options. Our portfolio spans pediatric and adult CNS indications, and we are currently advancing three clinical programs in GM1 gangliosidosis, Krabbe disease and frontotemporal dementia with several additional programs in preclinical development. Based in Philadelphia, PA, our company has established a strategic collaboration and licensing agreement with the renowned University of Pennsylvania’s Gene Therapy Program to conduct our discovery and IND-enabling preclinical work. Through this collaboration, we have enhanced access to a broad portfolio of gene therapy candidates and future gene therapy innovations that we then pair with our deep clinical, regulatory, manufacturing and commercial expertise to rapidly advance our robust pipeline of optimized gene therapies. As we work with speed and tenacity, we are always mindful of patients who may be able to benefit from our therapies. More information is available at www.passagebio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995, including, but not limited to: our expectations about timing and execution of anticipated milestones, including initiation of clinical trials and the availability of clinical data from such trials; our expectations about our collaborators’ and partners’ ability to execute key initiatives; our expectations about manufacturing plans and strategies; our expectations about cash runway; and the ability of our lead product candidates to treat their respective target monogenic CNS disorders. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop and obtain regulatory approval for our product candidates; the timing and results of preclinical studies and clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; the risk that positive results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; failure to protect and enforce our intellectual property, and other proprietary rights; our dependence on collaborators and other third parties for the development and manufacture of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions caused by the coronavirus pandemic; and the other risks and uncertainties that are described in the Risk Factors section in documents the company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Passage Bio undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For further information, please contact:

Investors:

Stuart Henderson

Passage Bio

267.866.0114

shenderson@passagebio.com

Media:

Mike Beyer
Sam Brown Inc. Healthcare Communications
312.961.2502
MikeBeyer@sambrown.com

Passage Bio, Inc.

Balance Sheets

	(Unaudited)
(in thousands, except share data)	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$91,129	$128,965
Marketable securities	148,121	186,808
Prepaid expenses and other current assets	2,316	1,726
Prepaid research and development	9,011	7,567
Total current assets	250,577	325,066
Property and equipment, net	23,566	23,806
Right of use assets - operating leases	20,053	-
Other assets	5,220	6,204
Total assets	$299,416	$355,076
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,211	$9,448
Accrued expenses and other current liabilities	15,692	20,050
Operating lease liabilities	3,230	-
Total current liabilities	27,133	29,498
Operating lease liabilities - noncurrent	24,237	-
Deferred rent	-	6,921
Total liabilities	51,370	36,419

Commitments and Contingencies

Stockholders’ equity:
Common stock, $0.0001 par value: 300,000,000 shares authorized; 54,463,235 shares issued and outstanding at June 30, 2022 and 54,244,996 shares issued and outstanding at December 31, 2021	5	5
Additional paid-in capital	688,253	675,346
Accumulated other comprehensive income (loss)	(1,578)	(413)
Accumulated deficit	(438,634)	(356,281)
Total stockholders’ equity	248,046	318,657
Total liabilities and stockholders’ equity	$299,416	$355,076

Passage Bio, Inc.

Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2022	2021	2022	2021
Operating expenses:
Research and development	$26,821	$33,112	$53,034	$58,082
Acquired in-process research and development	—	—	1,500	1,500
General and administrative	12,991	15,422	28,090	27,886
Loss from operations	(39,812)	(48,534)	(82,624)	(87,468)
Interest income, net	270	99	271	151
Net loss	$(39,542)	$(48,435)	$(82,353)	$(87,317)
Per share information:
Net loss per share of common stock, basic and diluted	$(0.73)	$(0.90)	$(1.52)	$(1.66)
Weighted average common shares outstanding, basic and diluted	54,386,318	53,885,651	54,331,340	52,615,606
Comprehensive loss:
Net loss	$(39,542)	$(48,435)	$(82,353)	$(87,317)
Unrealized gain (loss) on marketable securities	(244)	26	(1,165)	31
Comprehensive loss	$(39,786)	$(48,409)	$(83,518)	$(87,286)